Exhibit 10.13

Dear Alexander,

Momentus Inc, a Delaware corporation (the “Company”), is pleased to offer you employment on the following terms:

Position. Your title will be Chief Legal Officer and Head of Business Operations, and you will report to Mikhail Kokorich, the Company’s President. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that, you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation. The Company will pay you compensation up to $350,000 including a base salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule, and an annual cash bonus opportunity of up to $150,000 (“Cash Bonus”). During your first year of full-time employment with the Company, the Cash Bonus will be guaranteed at 100% of the target amount and will be paid in two lump sums of $75,000, less applicable tax withholdings, with the first payment to be made on the Company’s first payroll following the three-month anniversary of the start date of your full-time employment with the Company (“Start Date”), and the second payment to be made on the Company’s first payroll following the first anniversary of your Start Date. You must remain in continuous service on each payment date to receive the Cash Bonus. After the first anniversary of your Start Date, you will be eligible to earn the Cash Bonus based on achievement of goals established by the Company. Your base salary and target Cash Bonus will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including medical insurance compensation. In addition, you will be entitled to three weeks paid vacation and otherwise in accordance with the Company’s vacation policy, as in effect from time to time.

Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee and following the adoption by the Company of an equity incentive plan, you will be granted an option to purchase 2,400,000 shares of the Common Stock of the Company or approximately 1.44% of outstanding shares (approximately 1.2% of fully diluted shares) (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan (as adopted, the “Plan”), as described in the Plan and the applicable Stock Option Agreement, except that, notwithstanding anything to the contrary in the Plan and the applicable Stock Option Agreement, the post- termination exercise period for the Option will be a minimum of seven (7) years after the termination of your service. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

It will also be recommended to the Board that in the event (a) the Company is subject to a Change in Control and (b) within 12 months of such Change in Control, you are subject to an Involuntary Termination (as defined below), then you will vest in 100% of the then unvested shares as of the date of the Involuntary Termination.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your resignation for Good Reason.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

“Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) your then-current base salary is reduced by more than 10% (other than as part of an across-the-board salary reduction applicable to all similarly situated employees); (ii) a material reduction of your duties, authority, responsibilities or reporting relationship, relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or its successor) conditions your continued service on you being transferred to a site of employment that would increase your one-way commute by more than 50 miles from your then-principal residence. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the benefits related to a resignation for Good Reason as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 60 days following the expiration of the Company’s 30-day cure period.

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

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Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Tax Matters.

Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and together with the side letter constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 6, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before July 8, 2019.

Very truly yours,
Momentus, Inc.

By:	/s/ Mikhail Kokorich
Name:	Mikhail Kokorich
Title:	President

I have read and accept this employment offer:

/s/ Alexander Fishkin
Signature of Alexander Fishkin
Dated: 06-06-2019

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

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